Exhibit 10.1

Non-Qualified Stock Option

Grant ID:

CORE-MARK HOLDING COMPANY, INC.

                    ,

Re:	Grant of Non-Qualified Stock Option

Dear                     :

Core-Mark Holding Company, Inc., a Delaware corporation (the “Company”), is pleased to advise you that, pursuant to the Company’s 2007 Long-Term Incentive Plan (the “Plan”), the Board of Directors has granted to you an option (the “Option”) to acquire shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), effective as of the “Date of Grant” set forth below (as defined herein, the “Option Shares”), subject to the terms and conditions of this letter agreement (the “Grant Agreement”) set forth herein. Any capitalized terms used herein and not defined herein have the meanings set forth in the Plan.

1. Option.

(a) Option Grant. Subject to the terms and conditions set forth herein, the Company hereby grants to you (or such other persons as permitted by Section 5 below) an Option to purchase the Option Shares at the exercise price per Option Share set forth below (the “Exercise Price”), payable upon exercise as set forth in Section 1(b). The Option shall expire at the close of business on the date set below (the “Expiration Date”), which is the seventh anniversary of the Date of Grant, subject to earlier expiration as provided in Section 2 below. The Exercise Price and the number and kind of shares of Common Stock or other property for which the Option may be exercised shall be subject to adjustment as provided in the Plan. Your Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

Number of Option Shares	___________

Date of Grant	,

Exercise Price per Option Share	$

Vesting Dates of Option Shares	One-third (1/3) of the Option Shares shall vest on (the “First Vesting Date”) and the remaining two-thirds (2/3) of the Option Shares shall vest in equal quarterly installments at the end of each following three-month period, on March 31, June 30, September 30 and December 31, in each of and .

Expiration Date of the Option	The seventh anniversary of the Date of Grant.

(b) Payment of Option Price. Subject to Section 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired. Payment of the Option Price shall be made by one or more of the following means:

(i) in cash (including check, bank draft, money order or wire transfer of immediately available funds);

(ii) by delivery of outstanding shares of Common Stock owned by you (and not subject to any substantial risk of forfeiture) for at least six months or such longer period as determined from time to time by the Committee with an aggregate value, based on the Fair Market Value on the date of exercise, equal to the Option Price;

(iii) by means of any cashless exercise procedures approved by the Committee and as may be in effect on the date of exercise; or

(iv) by any combination of the foregoing.

2. Exercisability/Vesting and Expiration.

(a) Normal Vesting. The Option granted hereunder may be exercised only to the extent it has become vested, as indicated by the Vesting Dates of Option Shares set forth in this Agreement.

(b) Normal Expiration. In no event shall any part of the Option be exercisable after the Expiration Date.

(c) Termination of Employment. Except as provided in Section 2(d), upon your termination of employment with, or performance of service for, the Company or any Subsidiary for any reason, any Option Shares vested and exercisable on the date of such termination of employment shall remain exercisable and shall otherwise be terminated and be forfeited, at the end of the 90 day period (the one-year period in the case of termination of employment due to your death or Disability) following such date of termination and any Option Shares not vested on such date of such termination of employment will be forfeited and terminate automatically.

(d) Special Situations. Notwithstanding Section 2(c) above or any other provision hereof to the contrary:

(i) in the event you cease to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to your death, Disability or Retirement approved by the Committee prior to the First Vesting Date, your unvested Option Shares shall thereupon vest on a pro rata basis based on the ratio of (A) the number of complete months beginning on the Date of Grant and ending on the date of your termination of employment to (B) thirty six (36);

(ii) in the event of a Public Change in Control (as defined herein) and within one year following such Public Change in Control, your employment with the Company is terminated by the Company without Cause or you resign from your employment with the Company for Good Reason, any unvested Option Shares shall become fully vested and exercisable on such date of termination or resignation and shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of 90 days following such date of termination or resignation; or

(iii) in the event of a Non-Public Change in Control (as defined herein), any unvested Option Shares shall become fully vested and exercisable as of the date of such Non-Public Change in Control and shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of 90 days following such Non-Public Change in Control.

For the purposes of this Grant Agreement:

“Cause” means as defined in the Plan except that the words “that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise” shall be added to the end of clauses (iii), (iv) and (v) of such definition.

“Good Reason” means the resignation of a Participant following the occurrence of (A) a material reduction in the scope of the Participant’s authorities, duties or responsibilities; (B) a material reduction in the Participant’s salary and benefits (other than benefits under programs that apply to all similarly situated employees or employees of the Company in general); or (C) a change in the principal work location of Participant of more than 100 miles from its current location.

“Public Change in Control” means any Change in Control (as defined in the Plan) if, upon the consummation of such Change in Control, the Shares available for issuance under the Plan and the Awards issued thereunder (or other securities to be issued in lieu of Shares as a result of such Change in Control) are publicly traded on the Toronto Stock Exchange, a U.S. national securities exchange (including the NASDAQ Stock Market), the OTC Bulletin Board or the OTC Pink Sheets.

“Non-Public Change in Control” means a Change in Control (as defined in the Plan) which is not a Public Change in Control (as defined above).

3. Procedure for Exercise. You may exercise all or any portion of the Option, to the extent it has vested and is outstanding, at any time and from time to time prior to the Expiration Date, by delivering written notice to the Company in the form attached hereto as Exhibit A, together with payment of the Option Price in accordance with the provisions of Section 1(b) above. The Option may not be exercised for a fraction of an Option Share.

4. Withholding of Taxes.

(a) Participant Election. Unless otherwise determined by the Committee, you may elect to deliver shares of Common Stock (or have the Company withhold Option Shares acquired upon exercise of the Option) to satisfy, in whole or in part, the minimum statutory amount the Company is required to withhold for taxes in connection with the exercise of the Option. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(b) Company Requirement. The Company shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to the minimum statutory amount of any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of Option Shares under this Grant Agreement and/or may require you to otherwise make adequate provision for payment to the Company of such taxes.

5. Transferability of Option. You may transfer the Option granted hereunder only in accordance with the terms of the Plan.

6. Conformity with Plan. The Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Grant Agreement, you acknowledge your receipt of this Grant Agreement and the Plan and agree to be bound by all of the terms of this Grant Agreement and the Plan.

7. Rights of Participants; No Additional Rights. Nothing in this Grant Agreement shall interfere with or limit in any way the right of the Company to terminate your employment or other performance of services at any time (with or without Cause), nor confer upon you any right to continue in the employ or as a director, officer or employee of, or in the performance of other services for, the Company or a Subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility. Nothing in this Grant Agreement shall confer upon you any right to be selected again as a Plan Participant, and nothing in the Plan or this Grant Agreement shall provide for any adjustment to the number of Option Shares subject to the Option upon the occurrence of subsequent events except as provided in the Plan.

8. Amendment. The terms of the Option may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of the Option); provided that, except as otherwise provided in Sections 14, 15 and 16 of the Plan, no such amendment shall adversely affect in a material manner any of your rights under this Grant Agreement without your written consent.

9. Relation to Other Benefits. Any economic or other benefit to you under this Grant Agreement or the Plan shall not be taken into account in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

10. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Grant Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

11. Severability. Whenever possible, each provision of this Grant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Grant Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Grant Agreement.

12. Counterparts. This Grant Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Grant Agreement.

13. Descriptive Headings. The descriptive headings of this Grant Agreement are inserted for convenience only and do not constitute a part of this Grant Agreement.

14. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS GRANT AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

15. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Grant Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent by facsimile (with confirmation) or (iv) sent by reputable overnight courier, to the recipient. Such notices, demands and other communications shall be sent to you at the address specified in this Grant Agreement and to the Company at 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080, Attn: Employee and Corporate Services, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

16. Entire Agreement. This Grant Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Option Shares.

*        *        *        *        *

Grant ID:

Signature Page to Stock Option Agreement

Please execute the extra copy of this Grant Agreement dated «Letter_Date» in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this Grant Agreement.

Very truly yours,

CORE-MARK HOLDING COMPANY, INC.

By:
Name:
Title:

Enclosures:	1.	Extra copy of this Grant Agreement
	2.	Copy of the 2007 Long-Term Incentive Plan attached hereto as Exhibit B

The undersigned hereby acknowledges having read this Grant Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated:	OPTIONEE

Name:

EXHIBIT A

Form of Letter to be Used to Exercise Stock Option

                         , 20

Date

Attention: Vice President – Human Resources

I wish to exercise the stock option granted on «Grant_Date» and evidenced by a Grant Agreement dated as of                     ,         , to acquire              shares of Common Stock of Core-Mark Holding Company, Inc., at an option price of $             per share. In accordance with the provisions of Section 1 of the Grant Agreement, I wish to make payment of the exercise price (please check all that apply):

☐	in cash;
☐	by delivery of shares of Common Stock held by me; or
☐	by means of any cashless exercise procedures approved by the Committee and as may be in effect on the date hereof.

Please issue a certificate for these shares in the following name:

Name:
Address:

Very truly yours,

Signature

Typed or Printed Name

Social Security Number

EXHIBIT B

See attached for a copy of the 2007 Long-Term Incentive Plan